Exhibit 4.13

Translated from Hebrew

Employment Agreement

Entered into and executed in Jerusalem on February 23, 2010

Between

Intec Pharma Ltd. Private Company 513022780

 of 12 Hartom st. P.O.Box 45219

Jerusalem 91450

(the “Company”)

of the first part

And

Name of Employee: Nir Sassi

 I.D.: 038401261

of 63/6 HaGiborim street, Haderah

(the “Employee”)

of the second part

Whereas	The Employee has expressed his will to be employed by the Company in the office of a CFO (the “Office”), and under the other terms specified in this Agreement below; and

Whereas	The Employee declares that he has the ability, qualifications, credibility and experience required for the fulfillment of the Office in which he will serve in the Company; and

Whereas	The Employee will be exposed to knowledge and information pertaining to the Company or related thereto, to the property, business and affairs thereof, the customers thereof, the suppliers thereof, the persons and entities who have been or are in contact with the Company, including, but without derogating from the generality of the aforesaid – methods, processes, prices, calculations, human resources management and setting compensation, conditions of agreements in which the Company is engaged, and other documents of the Company; and

Whereas	The Employee undertakes to relocate his residence in proximity to the Company’s address as specified in the heading of this Agreement, including Jerusalem, Modi’in, Ma’ale Edumim and so forth, within six months from the work commencement date;

Whereas	The Company and the Employee desire to regulate the terms of employment of the Employee, all as specified in this Agreement below;

Now therefore, it had been declared, stipulated and agreed between the parties as follows:

1.	The Substance Agreement

1.1.	This Agreement regulates the relations between the Company and the Employee, and exclusively determines the terms of engagement of the Employee with the Company.

1.2.	The headings of the clauses in this Agreement are for purposes of the parties’ convenience only and may not be used for interpretation of the Agreement or the terms hereof.

2.	Employee Representations

The Employee represents to the Company as follows:

2.1.	He has the knowledge, ability, experience, qualifications and skills required for the performance of the Office according to the provisions of this Agreement and the instructions of the Company from time to time.

2.2.	He is not engaged in any other commitment or agreements which prevent him from being bound by this Agreement, and if that is not the case – he will compensate and indemnify the Company for any expense incurred thereto thereby.

2.3.	He was not indicted nor convicted in any criminal offence, including an infamous crime, no criminal file was ever initiated against him at the Israeli police, and to the best of his knowledge, no interrogation is currently being conducted against him.

2.4.	He will keep in confidence all of the terms and details of this Agreement.

2.5.	He is aware that he is being employed for a trial period of six months (the “Trial Period”), during which the Company shall examine his suitability for the Office and to the Company and his compliance with his representations and undertakings as specified herein, as well as the Company’s need to continue his employment, according to the scope of manpower and projects which will be conducted therein in the future and that there is no commitment to his continued employment after the Trial Period and he hereby irrevocably waives any claim and/or demand and/or complaint against the Company in respect thereof.

2.6.	It is agreed that upon the completion of the Trial Period the Employee will give notice of his intention to continue or not to continue employment at the Company (the “Notice”). In case that the Employee will give notice of intention to continue employment, subject to the Company’s consent to the contents of the Notice, the Employee will relocate his residence to a location proximate to the Company’s address, as specified in the heading of this Agreement, including Jerusalem, Modi’in, Ma’ale Edumim etc., immediately after the completion of the Trial Period.

3.	The Employee’s Undertakings

The Employee undertakes the following towards the Company:

3.1.	The Employee will be employed by the Company in a full time position as shall be required for the purpose of fulfillment of his Office and according to the instructions of the Company’s management, in the position of a CFO.

3.2.	To fulfill his Office honestly, devotedly, loyally and skillfully and to do all that is within his capacity for the promotion of the goals and business of the Company and for the protection of the interests thereof.

3.3.	Subject to the Company’s requirements from time to time, the Employee undertakes to dedicate all of the time and attention required, his qualifications, knowledge and experience for fulfillment of the Office solely for the Company’s benefit and interests. The Employee will have to be available to the Company to the extent that the work conditions and needs of the Office shall require.

3.4.	That he will be subject, within his Office, to the Company’s management, and will comply with its instructions pertaining to his work and/or position, including, but without derogation, instructions and/or directions regarding work procedures, performance of the resolutions of the Company’s board of directors and any other instruction of the Company’s management.

3.5.	That he shall not commit and/or guarantee and/or represent in the name of the Company and will not impose any liability thereon, and will not use the name thereof, beyond the authorities conferred upon him according to this Agreement and/or authorities which will be explicitly defined by the Company’s management.

3.6.	Not to engage in any other occupation, other than with the Company’s advance written consent and subject to the terms of the consent, if granted.

3.7.	During the term of his employment and within the fulfillment of his Office, the Employee shall act within the framework of the Company’s procedures, discipline rules, articles of association and arrangements, as shall be determined by the Company from time to time.

3.8.	The Employee will not be entitled to receive, in relation to the performance of his Office, any consideration or benefit, from any entity whatsoever, including customers or suppliers of the Company. Any amount and benefit, or the equivalent thereof, which the Employee shall receive contrarily to the aforesaid, will belong to the Company and the Employee undertakes to return them to the Company upon the first request.

3.9.	To notify the Company immediately and with no delay of any issue in respect of which he has a personal interest and/or which may create a conflict of interests with the Office.

4.	The salary and benefits

4.1.	During the Trial Period, the Employee will be entitled to a monthly salary of NIS 20,000 gross. Should the Company decide to continue employment of the Employee after the end of the Trial Period, his salary will be increased so that in consideration for fulfillment of his Office according to this Agreement during the period which shall follow the end of the Trial Period, the Employee will be entitled to a monthly salary of NIS 25,000 gross (the “Monthly Salary”).

4.2.	The Monthly Salary will include all of the cost of living adjustments and salary increases paid to employees in Israel, until and including the date of execution of this Agreement (the “Salary”). The Monthly Salary shall be increased from time to time by the amount of the new cost of living adjustments or the new salary increases which shall be paid to all of the employees in Israel after the date of execution of this Agreement by virtue of expansion orders of general collective bargaining agreements regarding cost of living adjustments or salary increases.

4.3.	The Monthly Salary shall be paid to the Employee after any amounts which the Company is obligated and/or entitled to deduct according to any law and/or this Agreement, no later than the 10th day of the calendar month following the month for which the salary is paid.

4.4.	The Employee shall be entitled to an annual leave of 14 days a year , sick pay, recuperation pay and severance pay, according and subject to the provisions of any law.

4.5.	For avoidance of doubt, it shall be clarified that the Employee’s days of leave may not be accumulated and will be used on days agreed upon between him and the Company. Their redemption, if permitted by law, will be permitted only after the Employee’s termination of work.

4.6.	It is agreed that the Company shall be entitled to deduct from the salary and/or from any payment which the Employee shall be able to receive from the Company, if any, according to law and/or according to the provisions of this Agreement, any amount which the Employee shall owe the Company according to the agreements made and/or that shall be made between them in writing and/or orally and/or which the Company shall be entitled to deduct according to the Employee’s instructions and/or the provisions of this Agreement.

4.7.	The provisions of this Section above constitute an instruction and undertaking according to the Salary Protection Law, 5718-1958 as well.

4.8.	The Employee hereby represents that he knows and agrees that within the capacity of his position, which requires a special level of personal trust, he is not included in the employees to whom the Work and Rest Hours Law, 5711-1951 applies, and he will not be entitled to claim or receive any payments or additions due to his working overtime. Alternatively it is agreed that the salary also includes payment for working overtime, as mandated by the Office.

5.	Managers’ Insurance

5.1.	During the period of application of this Agreement, and subject to directives which will be set forth from time to time by the Income Tax Commission and according to the permitted ceiling for deduction, the Company will contribute to the Employee’s credit, the contributions specified below to management insurance or to a pension fund:

a.	5% of the Monthly Salary for pension – the Company shall contribute for the Employee.

b.	8.33% of the Monthly Salary for severance – the Company shall contribute for the Employee.

c.	The Company shall contribute from the Monthly Salary of the Employee for pension, an additional amount equal to 5%. The Employee hereby agrees that the Company shall contribute the said rate from his salary.

d.	The Company shall ensure loss of work capacity insurance, which may be included in the insurance policy, to the sole benefit of the Employee, and will participate in insurance, which will not exceed two and a half percent (2.5%) of any Monthly Salary gross payment, or the rate required for ensuring 75% of the gross Monthly Salary, whichever is lower.

5.2.	The Company undertakes, commencing from the date of execution of this Agreement, to contribute an amount in NIS which is equal to 7.5% of the Monthly Salary to a study fund, which will be paid directly to a study fund. The Employee will deduct an additional amount which is equal to 2.5% of the Monthly Salary as aforesaid. The Employee hereby agrees that the Company will deduct the said rate from his salary.

5.3.	It is hereby agreed that upon termination of employment according to this Agreement, the Company will release to the Employee all of the amounts accrued in his name in the insurance policy and which were contributed from his Salary. In addition, subject to the Employee’s compliance with the provisions of this Agreement, the Company shall release to the Employee also all of the amounts which were accrued in an insurance policy and which were contributed by the Company. The contributions on account of severance pay will be released according to the Employee’s entitlement or absence thereof to severance pay according to law or according to this Agreement.

5.4.	For avoidance of doubt, in case that the Employee shall be dismissed under circumstances as defined in Section 16 and/or Section 17 of the Severance Pay Law and/or in case that the work relation between the Employee and the Company shall be terminated under circumstances of a severe discipline violation, breach of employment contract, betrayal of trust, an infamous crime as well as upon the occurrence of the events specified in Section 7.5 below, he will not be entitled to severance pay and advance notice.

5.5.	It is hereby agreed, unequivocally that the amounts accrued in the insurance policy on account of the Company’s participation (i.e. 8.33% of any payment of a gross Monthly Salary) will be in lieu and as a final and full substitution to any severance pay which the Employee will be or will become entitled to according to any law which shall apply. This Section is according to Section 14 of the Severance Pay Law, 5723-1963, and the Approval of the Minister of Labor and Social Affairs in an order dated June 30, 1998, which was given according to Section 14 as aforesaid, including the amendments thereto, and which is attached to this Agreement as Annex B.

5.6.	It is agreed that the provisions of Section 4 above exhausts all of the Employee’s entitlements from the Company for fulfilling his Office as provided in this Agreement and the Employee will have no claim against the Company and/or any demand in addition to that.

6.	Car and Cellular Phone

6.1.	The Company shall provide the Employee with a private Grade 2 car and will bear all of the expenses involved in the use of the car (licensing, insurance, repairs, Highway 6 tolls and so forth) (the “Car”). The make and model of the car will be according to the Company’s discretion. Replacing the Car with a new one shall be done according to the Company’s discretion. The grossing up of the car will apply to the Company.

6.2.	The Employee will ensure proper maintenance of the Car and will use the Car reasonably and with care. The use and servicing of the Car will be according to the instructions and procedures of the Company as shall be in effect from time to time.

6.3.	The Employee represents that it has been made clear to him that he is personally responsible for the payment of the deductable amount in case of an accident and/or stealing the car and is also responsible for the payment of any traffic fines and/or parking tickets and/or other fines and reports, which will be imposed in respect of the Car in the name of the Company or in the name of the Employee, all as shall be determined from time to time by the Company. If an employee does not act as specified in this Section, the Company shall endorse the reports and/or fines as aforesaid in the name Employee’s name. For avoidance of doubt it shall be clarified, that the Employee’s liability according to the provisions of this Section will apply also if the fact of the fines and/or reports in respect of the Car will become known to the Company after the Employee had left the Company, and that if the Employee will not act as specified in this Section, the Company will endorse the fines and/or reports as aforesaid, to the name of the Employee.

6.4.	Should the Employee not pay the deductable amount and/or the fines as aforesaid, the Company will be entitled to pay the amount of the deductable and/or the amounts of the fines and the Employee hereby gives the Company an irrevocable instruction to deduct such amounts from any amount which he will be entitled to from the Company.

6.5.	The Company shall provide the Employee, for the purpose of fulfilling his Office, a cellular phone. The Employee will be entitled to use the cellular phone for the purposes of the work and within his Office. The Company shall bear all of the fixed and current expenses incurred in respect of the cellular phone, up to an amount of NIS 300 per month. Tax in respect of the use value which will apply shall be deducted from the Employee’s salary according to law.

7.	The Agreement Term

7.1.	This Agreement is for an unlimited period which will begin on March 1, 2010 (the “Agreement Term”) and subject to the following.

7.2.	Without derogating from the provisions of Section 7.1 above, the period commencing on the Agreement commencement date and ending six calendar months thereafter, will be a trial period (the “Trial Period”). During the Trial Period, the Company shall examine the suitability of the Employee for the position and his compliance with his representations and commitments as specified in this Agreement.

7.3.	During the Trial Period the Company will be entitled to terminate this Agreement by an advance notice, as required by law regarding the employment period until the termination date, according to its sole discretion and without being obligated to reason its decision.

7.4.	After the Trial Period, each party will be entitled to terminate the Agreement by an advance notice according to law.

7.5.	During the entire Agreement Term, the Company shall be entitled to terminate the Agreement immediately, with no advance notice, upon the occurrence of one or more of the following events:

7.5.1.	If the Employee shall be convicted in a criminal offence, except for a technical offence or one of strict liability, or if an indictment shall be filed against him in a criminal offence which is a felony or criminal act.

7.5.2.	If the Employee breached his fiduciary duty towards the Company and/or will not act and/or operate with loyalty and/or credibly and/or honestly towards the Company and/or for himself.

7.5.3.	The Company found out that the Employee’s representations in Section 2 of this Agreement and/or his undertakings, as specified in Section 3 above are untrue and/or incorrect and/or are invalid;

7.5.4.	The Company found out that he Employee had breached any of the provisions of Sections 9 and 10 ;

7.5.5.	The Employee breached the Agreement and did not correct the breach, even though he had received a 30 day notice or a shorter notice, according to the urgency of the matter and/or committed a severe disciplinary offence in circumstances which entitle the employer to dismissal without severance pay.

7.6.	For avoidance of doubt it is agreed, that in each of the cases specified in paragraph 7.5 above, the dismissal shall enter effect immediately, without requiring the provision of advance notice or payment in respect thereof.

7.7.	Upon the termination of the Employee’s work at the Company for any reason, the Employee shall transfer his Office in a full and orderly fashion to any person that the Company shall instruct him, and will deliver to the Company all of the documents, information, equipment and material which he received as the Company’s employee or that had been prepared by him in respect to his work at the Company.

8.	Options for the purchase of shares

8.1.	The Employee will be entitled to receive options for the purchase of shares in the conditions, quantities and dates specified in Annex C of this Agreement.

9.	Confidentiality

9.1.	The Employee hereby undertakes to keep in confidence and not to disclose, show, deliver, whether during his employment term or thereafter, with no limitation on time, to any person or body, in Israel or worldwide, trade, professional, business and other secrets of the Company, or knowledge and/or information pertaining to the Company or related directly or indirectly to the Company, its property, business and interests, its customers, suppliers, the persons or entities who were or are in contact with the Company, including, but without derogating from the generality of the aforesaid – creation, concept, an invention, copyright, patent, invention, design and any intellectual property right, improvement, idea, process, knowledge, conclusions, human resources management and salary determination, terms of agreements in which the Company is engaged, and documents of the Company – all whether the said secrets and/or knowledge and/or information reached him directly or indirectly, within his work and/or during his work and/or in the process of his work and/or as a result of his employment and/or due to his Office and whether they reached him directly or indirectly, in any other manner whatsoever. The Employee hereby confirms that the secrets and/or knowledge and/or information as aforesaid are the Company’s exclusive property and that he has no and will have no claims of any type whatsoever in respect thereto or deriving therefrom.

9.2.	The Employee hereby undertakes not to make use of any kind, in Israel and worldwide, of the secrets and/or knowledge and/or information specified in Section 9.1 above, except if – and only to the extent such is necessary – for the purpose of performing his office at the Company. The Employee undertakes thereby not to utilize the said secrets and/or knowledge and/or information in Israel and/or abroad, for his personal and/or purposes, and/or in his work in another workplace, without limitation of time and place.

10.	Intellectual Property

10.1	Without derogating from the undertaking annex attached to this Agreement, any confidential information, including a creation, concept, an invention, improvement, idea, process, knowledge, conclusions, copyright, patent, invention, perfection, design, development and any other intellectual property right and so forth – which had been developed or invented by the Employee, alone or in cooperation with others, while or during or in relation to his work at the Company, will be the Company’s exclusive property, and the Employee will have no right of ownership and/or royalties and/or consideration and/or any other right in respect of such information. Any implementation, analysis, commercialization, marketing, sale and/or any other use of such analysis and/or invention, will be according to the Company’s sole and absolute discretion.

10.2	The Employee will be estopped and barred from making claims against the provisions of this Section 10 above, both claims resulting from the Israeli law and claims resulting from any foreign law, and will be prevented from approaching any foreign tribunal and/or judicial and/or administrative instance. It is agreed that any dispute between the Employee and the Company in respect of the provisions of this Section 10 above, including claims resulting from any foreign law, will be decided exclusively by the competent courts at the Central District of Israel and only by them. Any dispute between the Employee and the Company will be subject only to the Israeli law.

10.3	The provisions of this Section will apply also after the end of the term of this Agreement, for any reason, or following the expiration of this Agreement, all with no limitation on time and place.

11.	Remedies in case of breach of the Confidentiality and Intellectual Property Provisions

11.1.	The Employee agrees that the breach of the provisions of Sections 9 and/or 10 above will be deemed as a fundamental breach of this Agreement and will deny the Employee of his right to payments from the Company, including: severance pay; advance notice payment as well as deductions from the Employee’s salary.

11.2.	The Employee knows and understands that upon the breach of Sections 9 and/or 10 above by the Employee, the Company shall petition to the court for an injunctive relief against the Employee and/or anyone on his behalf and/or against any third party related to the Employee’s acts and/or omissions, as well as with a monetary tort claim against them in respect of the damage which will be caused to the Company, without derogating from any other remedy to which the Company will be entitled by virtue of this Agreement and/or according to any law.

11.3.	Without derogating from the aforesaid, the Employee irrevocably and conclusively waives any right to the remedy of an injunction and/or mandatory injunction against the employer and any claim and/or demand of the Employee will be solely for monetary remedy.

12.	Exclusivity and Non Competition

12.1.	Without derogating from the provisions of Annex A attached to this Agreement, the Employee undertakes not to engage with the Company’s customers and/or suppliers for 12 months from the date of employment termination for any reason whatsoever.

12.2.	The Employee undertakes not to engage, work, participate and/or consult, directly or indirectly, whether himself or through others, whether as a hired employee, independent or freelancer, or in any other manner, in a business, position, work or any other occupation which competes and/or might compete with the Company’s business, both during the Employment Term as defined above and during a period of additional 12 months from the date of termination of the employment term for any reason whatsoever.

13.	Miscellaneous

13.1.	It is agreed that the provisions of this Agreement exhaust the agreements between the parties, and any promise, undertaking, consent, memorandum of understanding, representation made between the parties, if made prior to the execution thereof, whether in writing or orally, are hereby null and void, and have no evidential use against the Company.

13.2.	Any change in the terms and provisions of this Agreement requires another written document which will be executed by the parties to this Agreement.

13.3.	The parties agree that the sole and exclusive jurisdiction, in all matters related to the rights deriving from and/or related to this Agreement, will be of the competent courts in the Central District.

13.4.	In case that it shall be decided that any provision or provisions of this Agreement is/are unenforceable or have no effect whatsoever, such will not affect or prejudice the legality, validity and enforceability of the remaining provisions of the Agreement which are not related to or deriving from the invalid charge.

13.5.	Any delay in the enforcement proceedings of any right according to this Agreement and according to any law will not be deemed as a waiver of such right or any other right and will not prevent the possibility of claiming remedies due to the breach of the right, including the enforcement thereof at a later date.

13.6.	The parties undertake to fulfill all of their undertakings in this Agreement with loyalty, in good faith and based on trust relations.

13.7.	The parties’ addresses are as specified in the preamble to this Agreement. Any notice provided by one party to the other, will be deemed as having been received within 3 business days from the date of delivery thereof by registered mail, or upon its delivery by a messenger, whichever is earlier.

13.8.	The engagement in this Agreement including the annexes hereto is subject to the approval of the competent organs at the Company.

In Witness whereto the parties have hereto set their hands:

/s/ Intec Pharma Ltd.	/s/ Nir Sassi
The Company	The Employee

Annex A

Letter of Undertaking for confidentiality/non competition/endorsement of intellectual property rights

Made and executed on February 23, 2010

Between Nir Sassi I.D. 038401261 (the “Employee”)

and Intec Pharma Ltd. Company Number 513022780 from Jerusalem, 12 Hartom st. (the “Company”)

1.	Confidentiality

Without derogating from the definition of “Confidential Information” in the employment agreement to which this Letter of Undertaking for Confidentiality/Non Competition/Endorsement of Intellectual Property Rights (“This Agreement”) is an annex (the “Employment Agreement”), “Confidential Information” includes research and development pertaining to existing or future products, inventions, hardware, computer software, databases, chart, technique, drawing, idea, process, manufacturing method, formula, procedure, business plan, clients, financial information, marketing plans and any trade secret (whether patentable or not), improvements and knowledge pertaining to the aforesaid, and any information or data related or pertaining to the technology, products or services of the Company or of companies affiliated thereto (existing, potential or future), or pertaining to the business of the Company or of companies affiliated thereto (existing, potential or future) in any other manner, including any business information pertaining to clients and suppliers, whether tangible or not, and any other trade secret, as defined in the Law of Commercial Torts, 5759-1999, of the Company or of a company affiliated thereto. The aforesaid will not apply to information which had been made public domain by the Company or in any other legal manner.

1.1.	The Employee shall maintain the confidentiality and secrecy of any Confidential Information as defined above, which had reached the Employee’s knowledge during the provision of the services or the engagement with the Company or an affiliated company thereof or as a result therefrom, and the Employee will not disclose, use, publish or otherwise expose, directly or indirectly, Confidential Information as aforesaid at any time during or after the expiration of the term of his employment by the Company, with no limitation of time and place, without the explicit approval of a competent representative of the Company in advance and in writing.

1.2.	Any Confidential Information, whether it is in written material, documents, computer software and/or hardware, electronic media, magnetic media, servers or in any other form or manner (all hereinafter: the “Documents”) including notebooks, notes, memos, records, diagrams, drawings, bulletins, formulas, reports, computer programs, other information of any type whatsoever which reached the Employee’s possession or which was prepared by the Employee or by others, is the Company’s or an affiliated company’s exclusive property, as the case may be. The Employee hereby undertakes to return to the Company Documents as aforesaid or any other material which belongs to the Company that is in his possession (a) if he was requested to do so by the Company or (b) upon the termination of the Employee’s employment by the Company, whichever is earlier, and if he was requested to do so by the Company, to sign a written statement in which he will confirm that he has carried out the aforesaid.

1.3.	It is clear and understood by the Employee that all of the confidential information is material business information which is the property of the Company or of companies affiliated thereto, or of third parties to whom the Company or the affiliated companies thereto have a duty of confidentially, which is not public domain and which may not easily be discovered by others, whose confidentiality provides the Company or affiliated companies thereof, a commercial advantage over their competitors, and that the Company takes reasonable measures to maintain the confidentiality thereof.

1.4.	The Employee’s undertakings according to this Agreement are towards the Company and any parent company, subsidiaries, affiliated companies and anyone which shall replace it according to law, as in effect from time to time.

1.5.	The Employee’s undertakings pursuant to this Section, will remain in effect after termination of the Employee’s employment, according to the Employment Agreement.

2.	Non Competition

2.1.	The Employee agrees that during the term of the Employment Agreement and for twelve months following termination thereof, for any reason whatsoever, he will not engage, be involved or affiliated in any manner, or employed, directly or indirectly, alone or together with others, for himself or as an agent, broker, manager, licensor, employee, officer, director, partner, member of a joint venture, shareholder, investor, consultant or otherwise, and without the Company’s prior written notice, in any business or venture, anywhere in the world, which engages in any activity within which (a) there are products or services which compete with products or services of the Company, or with products or services of the Company’s affiliated companies pertaining to the Company’s business, as they were upon the termination of the Employees’ employment (b) there are information, processes, technology or equipment in which the Company has a proprietary right, or in which a company affiliated to the Company has a proprietary right, and which are related to the Company’s business which exist currently or will exist in the future, or which are based on technology similar to that which was developed by the Company. The aforesaid will not apply to (a) holding securities in any company whose shares are traded in public on the stock exchange which received international acknowledgement, provided that such holding will not exceed 1% of the issued share capital of a public company as aforesaid, and the Employee does not fulfill an active office in a public company as aforesaid as a director, employee, consultant (including independent consultant) or any other active position, or (b) non-commercial activities which constitute de minimis.

2.2.	The Employee agrees, that for the period of the Employee’s employment by the Company and for a period of 24 months from the date of termination of his employment, for any reason whatsoever, the Employee will not solicit or encourage, directly or indirectly, himself or within a business in which the Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose and at any place, a person who was employed by the Company or an affiliated company thereof, to terminate their employment with the Company or a company affiliated thereto, as the case may be.

2.3.	The Employee agrees that for two years from the date of termination of engagement in the Employment Agreement, he will not employ, directly or indirectly, a person who was employed by the Company or a company affiliated thereto, during the two years which preceded the engagement termination date, as aforesaid.

3.	Endorsement of Intellectual Property Rights

3.1.	For the purposes of this Annex, the following definitions shall apply:

“Inventions” mean, inter alia, any invention, discovery, idea, improvement, change, betterment, document, software, hardware, firmware, creation, form, mask works, work, chart, original creation, formulas, techniques, methods, systems, processes, compositions of material, databases, knowledge, information and trade secrets, which were created, invented, discovered, developed, composed or processed by the Employee during his employment or twelve (12) months thereafter (or the maximal period permitted by law if its shorter), in whole or in part, or that the Employee’s efforts contributed to the creation thereof, independently or in cooperation with others, whether patentable or protectable by virtue of copyrights or another protection or not, and:

(a)	Which are related, directly or indirectly to the Company’s business, as defined in the Employment Agreement, including a platform for gastric drug retention or which were created while using the Company’s equipment; or

(b)	Which are related to existing research and development or in respect of which it can be proven that they are being planned, pertaining to the Company’s business, or research and development as aforesaid of the Company’s affiliated company; or

(c)	Which are developed, in whole or in part, during the Company’s working hours, or by using equipment, supply, facilities or confidential information of the Company or of a company affiliated thereto.

“Trade Secrets” mean “trade secrets” as defined in the Law of Commercial Torts, 5759-1999, and any record, software, hardware, form, client list, knowledge and information of any type or nature, pertaining to the Company’s business, in the past, present or future, or any plans in respect thereof, or pertaining to the business of a third party, in the past, present or future, or to any plans in respect thereof (including any object or information in any form whatsoever in respect of which it had been provided in law that is a trade secret) which reached the Employee’s knowledge, which the Company does not disclose to third parties with no restrictions on use or restrictions on the disclosure to other third parties.

3.2.	Without derogating from any other provision of law:

a.	The Employee will put into writing, and will expose before the Company or a company affiliated thereto, together with explanations, any invention and will conduct accurate records regarding the contemplation of any invention and implementation of the idea. Such records will be the Company’s exclusive property, and the Employee will deliver possession in the records to the Company, upon the termination of his engagement with the Company.

b.	The Employee hereby assigns to the Company or to the affiliated companies thereof, with no additional consideration to the Employee, the full and exclusive rights, ownership, possession and title in the Inventions, and in all of the proprietary and intellectual property rights therein, and in the proprietary and intellectual property rights deriving therefrom or based thereon, both in Israel and abroad. The Employee will sign any assignment, statement or other document which will be prepared by the Company for giving effect to the aforesaid. The Employee hereby confirms and will confirm in the future the exclusive intellectual property rights of the Company and of affiliated companies thereof, in Israel and abroad, in all of the Inventions.

c.	During the Employment Agreement term and thereafter, the Employee shall provide the Company with any reasonable information, document and assistance which the Company shall require in order to prepare, perform and complete the registration of the proprietary rights, intellectual property and his patent in the Inventions and the trade secrets and the rights as aforesaid deriving from the invention and in the trade secrets or which are based thereon, to protect them or enforce them, in any jurisdiction according to the Company’s discretion. The Company, according to its sole discretion, will determine the scope of the rights as aforesaid in the inventions and trade secrets or deriving therefrom, if there shall be such, which must be protected. Such assistance includes the preparation of documents, drawings and other data, and the signing of right assignment documents, applications and other forms. Any such information, document and assistance will be provided to the Company by the Employee with no additional cost for the Company, except for out-of-pocket cash expenses actually incurred by the Employee upon the Company’s request.

d.	During the Employment Agreement term and thereafter, the Employee will maintain the secrecy and confidentiality of the Inventions as if they were Confidential Information pursuant to this Agreement, will not expose them to others without obtaining prior written permission from the Company and will not use such Inventions for any purpose whatsoever, except for the purpose of performance of services for the Company.

4.	Remedies

It is clear to and understood by the Employee that the breach of the undertakings included in this Agreement or any part thereof, shall cause the Company or affiliated companies thereof severe and irreversible damage. In view of the aforesaid, the Employee agrees that in case of such breach or anticipated breach, the Company, the Company’s affiliated company or anyone to whom the Company or an affiliated company thereof had assigned their rights to, will be entitled, without prejudice to any rights, and in addition to other rights, remedies and compensation available thereto by law or equity, to a preliminary or perpetual injunction, or any other possible equitable remedy, in order to prevent or remove the breach or the attempted breach of this Agreement by the Employee or by any person or entity acting for him or on his behalf. In case that proceedings had been initiated for enforcement of the terms of the restrictions in the Agreement as aforesaid, the lawfully winning party will be entitled, in addition to any other remedy, to the restitution of any reasonable amount in respect of legal fees and other expenses which were involved in the measures initiated, both in the trial court and in the court of appeals, and in any bankruptcy proceeding. In case that a competent court shall decide in a final decision that is no longer appealable, that the scope, duration of time or geographic boundaries specifically determined in any of the restrictions set forth in the Agreement are too extensive for enforceability, the said court will be authorized, and the parties to this Agreement agree and determine hereby, that such court will amend the terms of the restrictions as aforesaid and will enforce the terms according to the scope, duration of time and geographic boundaries which it will deem just and appropriate, while taking the parties’ intention into account.

5.	Confirmations and Representations

The Employee hereby represents and confirms the following:

5.1.	The Employee’s undertakings for non competition and confidentiality according to this Agreement are fair, reasonable and proportionate and were intended to protect secrets and confidential information of the Company and affiliated companies thereof, which are the essence of the Company’s protectable business and commercial advantages in which significant capital has been invested.

5.2.	Breach of his aforesaid undertakings – will be contrary to the special fiduciary and loyalty relations between the parties as employee and employer, to proper commerce practices, and to the duty of good faith and fairness between the parties, it will prejudice the Company’s business, and will constitute a fundamental breach of This Agreement and of the Employment Agreement.

5.3.	It is clear to and understood by the Employee, that the limited time period and the geographic area as specified in this Agreement are reasonable in view of the nature of the Company’s business and the knowledge of the Employee pertaining to the Company’s business.

5.4.	The Employee represents that his undertakings pursuant to this Section, which are reasonable and proportionate – do not prevent him from developing the general knowledge and professional expertise in the field of his occupation, in respect to parties who are not customers or employees of the Company, and without stealing the Company’s secrets.

5.5.	The Company will be entitled to assign the undertakings of the Employee thereto in this Agreement. The Employee will not be entitled to assign or to transfer to another his duties pursuant to this Agreement without the Company’s prior written approval. This Agreement binds the Employee’s heirs, permitted assignees and anyone who shall come in his lieu according to law.

/s/ Intec Pharma Ltd.	/s/ Nir Sassi
The Company	The Employee

Annex B

General Approval (Combined Version) Regarding Employers’ Contributions to

Pension Funds and Insurance Funds in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer’s Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer’s Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee’s name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee’s severance pay;

(b)	To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer’s Contributions shall only replace 72% of the Employee’s severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee’s name at a rate of 2 1/3% of the Exempt Salary, the Employer’s Contributions shall replace 100% of the employee’s severance pay.

1        Statues 5723, p. 136.

2        Regulations 5724, p. 1302.

(2)	By no later than three months of the commencement date of the Employer’s Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer’s Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard “Entitling Event” means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee’s right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social Affairs

Signature of employee:

Date: February 23, 2010	Signature: /s/ Nir Sassi

3        Amendment: Official Gazette 4803, 5760 (September 19, 1999).

Annex C

Allocation of Options to an Employee according to Section 8.1 of Employment Agreement

Made and executed on February 23, 2010

Between Nir Sassi I.D. 038401261 (the “Employee”)

And Intec Pharma Ltd. Company Number 513022780 from Jerusalem, 12 Hartom street (the “Company”)

According to an employment agreement dated February 23, 2010 (the “Employment Agreement”)

1.	Definition Clause

1.1.	The Option Amount: 271,112 options for the purchase of ordinary shares of the Company;

1.2.	Exercise Price: equivalent in NIS (on the exercise date) to 10% above the IPO price (post-money price);

1.3.	Effective Date: the employment commencement date of the Employee, March 1, 2010.

2.	In the end of the Trial Period, as specified in Section 2.5 of the Employment Agreement, and subject to the continued employment of the Employee at the Company after the Trial Period, 271,112 (two hundred seventy one thousand, one hundred and twelve) options of the Company will be allocated to the Employee, each of which confers a right to purchase a share at the Exercise Price, subject to the terms of this Annex and the Employment Agreement (the “Allocation”).

3.	Should the Employee cease his employment at the Company after the Trial Period, he will not be entitled to the Allocation.

4.	Should the Employee continue to work at the Company after the Trial Period, then the vesting period for the exercise of option portions will be calculated from the Effective Date.

The Option Portions

5.	The Option Amount will be exercisable in three annual portions, as follows:

5.1.	Upon the lapse of 12 (twelve) employment months from the Effective Date (the “First Portion Vesting Date”) the Employee will be entitled to exercise 90,370 (ninety thousand three hundred and seventy) options (the “First Portion”);

5.2.	Upon the lapse of 24 (twenty four) employment months from the Effective Date (the “Second Portion Vesting Date”) the Employee will be entitled to exercise 90,370 (ninety thousand three hundred and seventy) additional options (the “Second Portion”);

5.3.	Upon the lapse of 36 (thirty six) employment months from the Effective Date (the “Third Portion Vesting Date) The Employee will be entitled to exercise 90,372 (ninety thousand three hundred and seventy two) additional options (the “Third Portion”);

The Entitlement Period

6.	In case of termination of the Employee’s employment, for any reason whatsoever, which will occur during one of the aforesaid vesting dates, the Employee will not be entitled to exercise the following portion.

7.	Notwithstanding the aforesaid in Section 6 above, the Employee will be entitled to exercise the following portion if there are 3 months remaining until the expiration of the vesting date of the current portion, including the advance notice period. For example, if the effective date is January 1, 2010, the Employee will be entitled to exercise the first portion, only if the employment termination notice will be commencing from October 1, 2010.

The Exercise Date

8.	The Employee will be entitled to exercise each of the First, Second or Third portion, in whole or in part, at the Exercise Price of the relevant portion, as specified in Section 9 below, at any time after the vesting date of the relevant portion, until the Option Expiration Date as defined in Section 9 below, subject to the conditions for entitlement to options and the remaining provisions of this Annex.

9.	The Employee will be entitled to exercise the options, subject to Section 5 above, until the tenth year from the Effective Date. Options not exercised until the end of this period, will be automatically cancelled.

10.	Notwithstanding the Aforesaid, should the Employee’s employment be terminated under the circumstances specified in one of the cases stated in Section 7.5 of the Employment Agreement, the options shall expire, whether vested or not, immediately upon the notice of employment termination and will not be exercisable.

Exercise Supplement

11.	The exercise supplement for receipt of a share will be 10% in addition to the share price as determined on the IPO date;

Option Plan

12.	The Company shall employ its best efforts so that the options will be allocated within an option plan according to Section 102 of the Income Tax Ordinance through the capital track (the “Plan”). It shall be clarified that the Company does not bear responsibility for the income tax approval or non-approval of the Option Plan according to the 102 track and the parties recognize the possibility that the said options will be granted other than within the 102 track.

13.	If the tax authorities’ approval shall be granted as aforesaid, the option allocation pursuant to this Annex will be subject to the Option Plan which will be approved within the 102 track as well as to any law, regulation, approval or stipulation of the tax authorities in this context, and the option Allocation will not be done before the lapse of 30 days from the date of grant of the tax authorities approval as aforesaid.

14.	In order to ensure the performance of the tax laws, and in order to ensure the exhaustion of the purchase rights proceedings pursuant to the Plan, the Options granted to the Employee will be held in trust by a trustee who will be approved for this matter by the Income Tax Commissioner. In case that the Employee will elect not to receive or sell the shares upon the option exercise, those shares will also be held in the same trust.

15.	According to the aforesaid, the Company shall notify the trustee and any other entity required by law, of the option Allocation to the Employee, according to the Agreement and the Annexes thereto. The Company has received all of the approvals required by law, the incorporation documents thereof and the Option Plan thereof, for the purpose of granting options pursuant to this Annex.

16.	Notwithstanding the aforesaid, the Company’s option Plan will apply to the Employee subject to the changes specified in the Agreement and the Annexes thereto and in any case that there are conditions which benefit the Employee in the Agreement and the Annexes thereto compared with the Company’s Option Plan, the provisions of the Agreement and the Annexes thereto shall prevail, notwithstanding the provisions of the Company’s Option Plan. It is agreed that it will not be possible to prejudice or derogate from the Employee’s rights or from the rights attached to the options or their underlying shares, without the Employee’s consent.

Exercise Notice

17.	The option exercise will be done upon reaching any of the Exercise Dates through the provision of a written notice (in the form attached as Annex C1 of the Employment Agreement) by the Employee to the Company, regarding his intention to exercise the options which he is entitled to exercise until such date, in whole or in part, together with the Exercise Price and Exercise Supplement (the “Notice”).

18.	The Company shall not allocate shares to the Employee prior to the completion of payment of the full Exercise Price and Exercise Supplement of the options which the Employee seeks to exercise, as specified in this Annex.

19.	The shares will be allocated to the Employee within 7 days from the provision of the Notice.

Share Transfer

20.	The Employee will be entitled to sell or transfer the Company’s shares after exercise of the options, to any entity whatsoever, in whole or in part, whether for consideration or for no consideration, provided that for so long that the Company is a private company, the share transfer will be subject to the right of first refusal granted to the other shareholders of the Company.

21.	The sale of the options’ shares will be subject to the lock-up rules, as shall be in effect from time to time, specified in the Tel Aviv Stock Exchange Rules and Regulations promulgated thereunder and/or in the Securities Law, 5728-1968, and the regulations promulgated thereunder, including the Securities Regulations (Details regarding Sections 15A to 15C of the Law), 5760-2000.

Taxation

22.	Any tax which will apply to the Employee in respect of exercising the options into shares and/or in respect of the sale thereof, will apply to the Employee alone, and in case of death, god forbid, to the heirs, without the Company bearing the same, directly and/or indirectly. The tax which shall apply will be deducted on the liability date, from the consideration of the sale by the trustee or by the Company as applicable. The tax liability of the Employee (or the heirs, in case of death, god forbid), will be determined pursuant to the provisions of Section 102 of the Income Tax Ordinance and the tax rules or according to any other law which will replace them.

Miscellaneous

23.	The options contemplated in this Annex are non-negotiable and will not be listed for trade on the stock exchange. The Employee is not entitled to assign, pledge, mortgage or grant any third party any right in respect to the options or to any portion thereof.

24.	It is clarified that the options granted pursuant to this Annex are not salary components for all intents and purposes and the Company will not be obligated to perform in respect thereof any payment or contribution pursuant to any law or agreement (including severance payment).

In witness we have signed:

/s/ Intec Pharma Ltd.	/s/ Nir Sassi
The Company	The Employee

Annex C1

To

Intec Pharma Ltd. (the “Company”)	Date: February 23, 2010

Dear Sir/Madam,

Re: Exercise Notice of Options for the Purchase of the Company’s Shares

1.	Within an employment agreement, executed between me and the Company on __________ (the “Employment Agreement”), I have been granted options for the purchase of the Company’s shares, under the conditions specified in Annex C of the Employment Agreement.

2.	I hereby notify you that I wish to exercise _______ options for the purchase of the Company’s shares out of the ______ Portion which vested on ____________.

3.	Attached please find a check for the payment of the Exercise Price and the Exercise Supplement.

4.	Please allocate to me the Company’s shares, subject matter of the Exercise.

Sincerely,

Translated from Hebrew	March 28, 2012

Addendum to Employment Agreement

Made and entered in Jerusalem as of March 28, 2012

Between:	Intec Pharma Ltd., Corporation number 513 022 780

12, Hartom St. Jerusalem

(Hereinafter: the “Company”)

On the one hand

And:	Nir Sassi, ID 038401261

61/3 Emek Ha’ela St. Modiin

(Hereinafter: “Chief Financial Officer”- “CFO”)

On the other hand

WHEREAS	The CFO began working in the company in accordance with the employment agreement dated March 1, 2010, which is attached to this agreement ((Hereinafter: the “Agreement”) ;

AND WHEREAS	The intention of the parties is that all rights granted to the CFO under the agreement shall continue and remain in force, and that all provisions of the agreement will continue to apply between the parties, unless and to the extent explicitly modified in this Addendum.

THUS AGREED, DECLARED AND STIPULATED BY THE PARTIES AS FOLLOWS:

1.	The introduction to this Addendum and its annexes constitute an integral part thereof.

2.	The monthly salary of the CFO will be updated to a total amount of NIS 30,000 per month as of March 1, 2012.

3.	Section 7.4 in the Agreement will be replaced with the following wording:

“Each party shall be entitled to terminate this agreement at any time upon prior written notice of 90 days to the other party.”

4.	Section 4.4 in the Agreement - the annual number of vacation days will be updated to 20 days.

5.	Section 14 will be added to the agreement of March 2010 with the following wording:

“Nir Sassi shall be entitled to a one-time grant of $ 50,000 by the company if the company will complete the issuance of its securities on Nasdaq stock market during the period of the agreement. Payment of the tax amount on a grant, as granted, shall apply to and be payable in full by Nir Sassi.”

6.	All other provisions of the Agreement shall continue and remain in force.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED:

/s/ Intec Pharma Ltd.	/s/ Nir Sassi
The Company	The Employee

Translated from Hebrew	October 21, 2013

Amendment to Agreement

Made and entered in Jerusalem as of October 21, 2013

Between:	Intec Pharma Ltd., Corporation number 513 022 780

12, Hartom St. Jerusalem

(Hereinafter: the “Company”)

On the one hand

And:	Nir Sassi, ID 038401261

3/6 Elul St. Modiin

(Hereinafter: “Chief Financial Officer”- “CFO”)

On the other hand

WHEREAS	Mr. Nir Sassi serves as CFO of the Company according to an employment agreement dated February 23, 2010 (“February 2010 Agreement”) and according to an addendum to an agreement dated March 28, 2012 (“March 2012 Addendum”);

AND WHEREAS	the intention of the parties is to amend the February 2010 Agreement and its annexes, as approved by the Compensation Committee and Board of Directors of the Company, and all as specified in the amendment to this Agreement, and subject to the approval of the shareholders of the Company;

THUS AGREED, DECLARED AND STIPULATED BY THE PARTIES AS FOLLOWS:

1.	General

1.1 The introduction to the Amendment to this agreement and its annexes constitute an integral part thereof.

1.2 The headings in the Amendment to this agreement have been added for convenience only, and do not interpret provisions of this Agreement.

2.	Salary and social benefits

Revision of gross monthly salary: the monthly salary will increase and will amount to NIS 37,500

3.	Cash bonus

A Cash grant amounting to $50,000, to which the CFO was entitled in respect of the Company’s capital raising, will be canceled.

4.	Stock options

(1)	The CFO will be allocated 750,000 options to purchase 750,000 Company shares of 0.01 NIS par value each for an exercise price equal to the average of the closing prices of the share rate during the 30 days prior to the Board’s decision. Options which will vest over time will mature and become exercisable depending on the terms of the Company’s stock options plan. Options that will vest over time will remain valid for a period of up to 72 calendar months from the date of grant.

Options that will vest over time will expire upon completion of 90 days from the date of termination of employment of the CFO, and shall be considered null and void and not exercisable if until this period the eligibility right was not established to exercise them and they were not exercised by the CFO;

(2)	The CFO will be allocated, on a one-time, non- recurring basis, 1,750,000 conditional options to purchase 1,750,000 Company shares at NIS 0.01 par value each for an exercise price equal to the average of the closing prices of the share rate during the 30 days prior to the Board’s decision on the allocation (“Conditional Options”). The conditional options are in accordance with the Company’s stock options plan for employees, officers, directors and consultants from 2005. The conditional options will mature and become fully exercisable immediately after a material agreement enters into force.

In this respect, “Material Agreement” signify an agreement that satisfies the following cumulative conditions: (A) an agreement was signed with a company or entity, (B) a transaction with the company (or other entity designated by the Company for the purpose of this engagement) in relation to the business core of the Company, (C) the agreement was approved by a majority of votes of the Board of Directors as a material agreement for the Company, and (D) the Agreement substantially increases the value of the Company over a reasonable time.

The conditional options shall remain valid for a period of up to 72 calendar months from the grant date. The conditional options will expire upon completion of 90 days from the date of termination of employment of the CFO, and will be considered null and void and non- exercisable if until this period the eligibility right was not established to exercise them and they were not exercised by the CFO;

5.	Termination of the engagement

The company and the CFO may terminate the employment agreement upon giving prior written notice of three months.

6.	Miscellaneous

6.1    All terms and conditions stated in February 2010 agreement and March 2012 Addendum, unless specifically revised in the amendment to this Agreement, shall remain in force and be binding upon the parties.

6.2    The Amendment to this Agreement and February 2010 Agreement and March 2012 Addendum constitute the entire and full agreement of the parties hereto with respect to the subject matter hereof that supersedes all previous agreements and obligations, both written and verbal, between the parties hereto with respect to the subject matter.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED:

/s/ Intec Pharma Ltd.	/s/ Nir Sassi
The Company	The Employee

Translated from Hebrew

January 1, 2018

ADDENDUM TO

THE EMPLOYMENT AGREEMENT

THIS ADDENDUM (the “Addendum”) to the Employment Agreement is entered into effect as of January 1, 2018 (the “Effective Date”), by and between INTEC PHARMA LTD. (the “Company”), and Nir Sassi I.D. 038401261 (the “Executive”).

WHEREAS,	The Company and the Executive have entered into an Employment Agreement, dated January February 23, 2010 as amended on March 28, 2012 October 21, 2013 and June 1, 2016 (collectively, the “Employment Agreement”); and

WHEREAS,	The Employment Agreement includes certain provisions which the parties mutually wish to amend as set forth herein.

NOW, THEREFORE, The parties hereto agree to amend the Employment Agreement as follows:

1.	Salary/Annual Bonus

Notwithstanding the Employment Agreement to the contrary, effective as of the Effective Date, the Executive shall be entitled for a gross monthly salary of NIS 49,166.66 (representing annual base salary of NIS 590,000) (the “Base Salary”).

In addition to the Base Salary, the Executive shall be entitled for an annual cash bonus of up to 30% of the annual base salary. The bonus eligibility shall be based on a discretionary component of not more than 20% and measurable objectives to be determined by the Company’s Chief Executive Officer as approved by Company’s compensation committee (the “Committee”). The actual bonus payment is subject to the approval of the Committee in its sole discretion. For the avoidance of doubt, the bonus (if any) will not be taken into account in the calculation of your social entitlements towards pension and severance or otherwise.

2.	Company Car

The Company car which is currently used by the Executive shall be upgraded to any car with a payment to the leasing company of not more than NIS 4,000 per month before VAT, and be grossed-up by the Company.

3.	Options

The Executive shall be entitled for a one time grant of 50,000 options to purchase ordinary shares of the Company, no par value (the “Options”). 1/3 of the Options shall vest on the first anniversary date of the grant, and the additional 2/3 shall vest in eight equal quarterly installments thereafter over a period of two years, provided the Executive continues to serve as a Company’s executive. The term of the options shall be of 7 years and the exercise price of each option shall be equal to the average price of the Company’s ordinary shares on Nasdaq in the last 30 calendar days prior to the approval date by the board of directors of the Company. The grant shall be made under the capital gains track of Section 102 of the Israeli Income Tax Ordinance.

4.	Survival of Provisions

Except as otherwise amended and modified hereby, which addendums shall have effect on the entire Employment Agreement, the provisions of the Employment Agreement shall remain in full force and effect.

5.	General

This Addendum shall be deemed for all intents and purposes as an integral part of the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Addendum to the Employment Agreement as of the Effective Date.

/s/ Nadav Navon /s/ Jeffrey A. Meckler	/s/ Nir Sassi

Intec Pharma Ltd.	Executive